Exhibit 99.1

Frank’s International N.V. 10260 Westheimer Rd, Suite 700 Houston, Texas 77042

PRESS RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES CHANGE OF CHAIRMAN OF THE BOARD

January 5, 2016—Houston, Texas—Frank’s International N.V. (NYSE: FI) (the “Company”) announced today that Donald Keith Mosing has resigned from his position as Executive Chairman of the Company’s Supervisory Board of Directors effective December 31, 2015. Mr. Mosing will remain on the Supervisory Board as a Director, but will no longer perform day-to-day activities as an employee of the Company. In January 2015, Mr. Mosing had turned over the President and Chief Executive Officer role to Gary P. Luquette, and assumed the transitional role of Executive Chairman. This change represents the planned orderly transfer of leadership of the Company.

“I want to thank Keith for his service to Frank’s and its shareholders. Through over 43 years of service to Frank’s culminating as the Chairman, Chief Executive Officer and later Executive Chairman and Board Member, his contributions have been significant in making Frank’s the company it is today. Keith pioneered the expansion of international operations of the Company and personally led the operation that today operates in approximately 60 countries. Personally, I have benefitted from his wisdom and experience over the past year and look forward to our continued relationship in his new role,” said Frank’s President and Chief Executive Officer Gary P. Luquette.

Current Supervisory Board Director Michael C. Kearney has been appointed to serve as Chairman of the Board. Mr. Kearney has served on the Frank’s International Board as Chairman of the Audit Committee since November 2013 and Lead Supervisory Director since May 2014. Mr. Kearney is also currently a Director for Core Laboratories and Fairmount Santrol.

Mr. Kearney served as President and Chief Executive Officer of DeepFlex Inc. from September 2009 until June 2013, and previously as its Executive Vice President and Chief Financial Officer. He also previously served as the Executive Vice President and Chief Financial Officer of Tesco Corporation as well as Vice President of Administration and Chief Financial Officer of Hydril Company.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,000 employees and provides services in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contacts:

Blake Holcomb, Director – Investor Relations

blake.holcomb@franksintl.com

713-231-2463

Caroline Mansur, Interim Director – Communications and External Affairs

caroline.mansur@franksintl.com

713-231-2527

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